Exhibit 3.1 – Certificate of Incorporation

CERTIFICATE OF INCORPORATION OF

APEX 1, Inc.

FIRST:  The name of the corporation shall be APEX 1, Inc.

SECOND:  Its registered office in the State of Delaware is located at 16192 Coastal Highway, in the city of Lewes, Delaware, 19958-9776, County of Sussex. The registered agent is Harvard Business Services, Inc. whose address is the same as above.

THIRD:  The nature of business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH:  The total number of shares of authorized shares which the corporation is authorized to issue 100,000,000 shares of common stock having a par value of $0.000100 per share and 5,000,000 shares of perferred stock having a par value of $0.000100 per share.The number of authorized shares of preferred stock or common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

All shares of common stock shall be identical and each share of common stock shall be entitled to one vote on all matters.

The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and qualifications, limitations or restrictions thereof.

FIFTH:  The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH:  This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH:  In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGHTH:  The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware. NINTH: The incorporator is Richard H. Bell in care of Harvard Business Services, Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE 19958-9766.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

I, Richard H. Bell, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this 21st day of June, 2010.

Signed and Attested to by: /s/ Richard H. Ball
HARVARD BUSINESS SERVICES, INC.
By Richard H. Bell, Incorporator

State of Delaware

Secretary of State

Division of Corporations

Delivered 04:20PM 06/21/2010

Filed 04:06 PM 06/21/2010

SRV 100675685 -4838969 FILE